EXHIBIT 10.31

Named Executive Officer Compensation Information – 2015 Salaries and Target Bonus Percentages

The table below provides information regarding the annual base salaries and target bonus percentages for the Company’s named executive officers for the 2015 performance period:

Named Executive Officer	2015 Annual Base Salary	2015 Target Bonus Percentage (1)
Ronald W. Barrett, PhD Chief Executive Officer	$517,500	90%

William G. Harris Senior Vice President of Finance and Chief Financial Officer	$391,679	40%

Vincent J. Angotti Executive Vice President, Chief Operating Officer	$454,574	60%

Gregory T. Bates, DVM Senior Vice President of Regulatory Affairs and Quality	$356,462	40%

Gianna M. Bosko Senior Vice President, Chief Legal Officer and Secretary	$375,422	40%

(1)	Represents a percentage of 2015 annual base salary pursuant to the terms and conditions of the XenoPort, Inc. Corporate Bonus Plan, as amended and restated effective January 1, 2015.